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                                                                    Exhibit 99.4
                               MARKET GUIDE INC.
         PROXY FOR SPECIAL MEETING OF SHAREHOLDERS SEPTEMBER 22, 1999
      (This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Market Guide Inc. hereby appoints
Homi Byramji and Jeffrey Geisenheimer, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of Market Guide Inc. to be held at 10:00 a.m., local time, on September 22, 1999, at the Adria Hotel & Conference Center, 220-33 Northern Boulevard, Bayside, New York.

             CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE
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[X] Please mark your
    votes as in this
    example using
    dark ink only


                                                   FOR     AGAINST    ABSTAIN
1. Approval and adoption of the merger             [ ]       [ ]        [ ]
   agreement among Multex.com, Inc., Market
   Guide Inc. and Merengue Acquisition Corp.



2. In their discretion upon such other matters as  [ ]       [ ]        [ ]
   may properly come before the meeting

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.


-----------------------------  ----------------------------- Dated:___________
     Name(s) of Shareholder     Signature(s) of Shareholder

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each shareholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer. If the shareholder is a partnership, please sign full partnership name by an authorized person.